Exhibit 10.14

Nevro Corporation

411 Acacia Avenue

Palo Alto, CA 94306

May 12th, 2010

CONFIDENTIAL

Dear Andrew,

On behalf of Nevro Corporation (the “Company” or “NEVRO”) we are very pleased to offer you the position of Chief Financial Officer.  This position reports to the CEO.  Your start date with NEVRO will be May 19th, 2010 (part time till June 16th).

You will be paid an annual salary of $250,000.  You will also be eligible for a performance based cash bonus of 20% of your annual salary.  The Company will grant you an Incentive Stock Option grant equal to 1.35% of the fully diluted shares outstanding as of May 19th, 2010.  The Company’s Stock Incentive Plan (the “SIP”) provides for a four year vesting schedule under which, subject to your continuous service with the Company, your grant would vest 12/48th on the first anniversary of your employment and 1148th of the total shares beginning in month 13 of your employment until fully vested on the fourth anniversary of your employment with NEVRO. You will also be eligible for performance-based stock option awards.

NEVRO benefits include group life, group disability, medical, dental, and vision with 100% coverage for employee and dependent(s), flexible spending accounts and a 401(k) plan through Fidelity.  All benefits are described in the enclosed Nevro Benefits Overview.

As a condition of employment with NEVRO, you will be required to sign a Proprietary Information and Inventions Agreement, which includes confidentiality and nondisclosure agreements and assignment to NEVRO of your inventions during employment involving products, procedures or processes with which you will be involved at NEVRO.

Although we hope that your employment with NEVRO is mutually satisfactory, please note that your employment at NEVRO is “at will.”  This means that you may resign from NEVRO at any time with or without cause, and NEVRO has the right to terminate your employment relationship with or without cause at any time.  Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

Our offer is contingent on (a) your being able to deliver to NEVRO satisfactory evidence of identity and employment eligibility as required by Federal law on your start date and (b) your providing NEVRO with evidence satisfactory to NEVRO that you have no conflicting obligations to or agreements with any third parties that could (i) have an adverse impact on your ability to properly discharge your responsibilities to NEVRO or (ii) give rise to a third party claim to any intellectual property developed by NEVRO or by you on behalf of NEVRO during your employment with the Company.

We are very excited about the prospect of you joining NEVRO as a key member of our team.  Your active involvement will be critical in ensuring that we are successful in building the company to the level of achievement which we know is possible.

We request that you indicate acceptance of our offer no later than 5:00 pm Friday, May 14th, 2010 (at which time this offer will expire if not accepted).  To accept our offer, please sign and date this letter below, retain one copy for your records and return the other copy in the enclosed envelope.

Please feel free to call me with any questions you may have.

Sincerely,

Nevro Corporation

By:	/s/ Konstantinos Alataris
Konstantinos Alataris, Ph.D.
Chief Executive Officer

Agreed to and Accepted:

/s/ Andrew Galligan
Andrew Galligan

Date: May 12, 2010